Exhibit 99.1

June 22, 2015

Dear Shareholder:

CNL Healthcare Properties (the Company) was launched in 2011 with the objective of investing in carefully selected senior housing and healthcare real estate to provide current income and long-term growth opportunities to shareholders. To date, we have assembled a diverse and targeted portfolio of 108 properties representing a total investment of approximately $2.2 billion.

Earlier this year, we announced in connection with our follow-on equity offering that we would continue to sell shares throughout 2015, with an anticipated close on or before December 31, 2015. We also announced that this date could either be extended or brought forward subject to the review and approval of our board of directors (the Board). On June 19, 2015, our Board evaluated the status of the offering which included, among other things, the current and projected capital raise and our identified capital deployment opportunities, and determined that a close date of September 30, 2015, was in the Company’s and shareholders’ best interest.

In connection with its decision to close the follow-on offering, the Board also approved the close of the Company’s stock distributions effective September 30, 2015. The Board did not change the Company’s cash distribution, but will actively evaluate the cash distribution policy on an ongoing basis. An increase to the cash distribution requires consideration of various elements and projections, including cash flows, additional portfolio acquisitions, maintaining qualification as a REIT, expense support agreement, capital requirements and impact on the estimated net asset value (NAV). With respect to our annual NAV per share, we will next conduct this process as of a December 31, 2015, measurement date.

Historically, the Company has issued a hybrid cash and stock distribution, which, among other things, preserves cash for the development, construction and stabilization of new or expanded properties. New or expanded properties tend to be more attractive over the intermediate-to-long term and help drive a younger portfolio overall, which may enhance valuation prospects. The stock distribution in part was intended to benefit shareholders who invested in the Company during its earlier stages.

It is common practice to end stock distributions once a company completes the capital raising period because the shareholder base becomes fixed at that point in time and there is no further, incremental economic benefit to the shareholders. Stock distributions declared for July, August and September will be issued on or about September 15, 2015, and thereafter no further stock distributions will be declared or issued.

Additionally, given the close of the offering, effective October 1, 2015, the Company’s Dividend Reinvestment Plan (DRP) will be amended and all shares issued under the Company’s DRP will reflect a per share price equal to the current NAV at the time of reinvestment, rather than a discount to the public offering price.

As we approach the next phase in the Company’s life cycle, we will focus on fully investing the remaining equity proceeds, completing construction and expansion projects, leasing-up and stabilizing the existing development and value-add components of our portfolio and continuing to actively manage and drive performance of our assets.

We look forward to providing additional updates about the Company as they occur. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 and then option 0. Thank you for allowing us to be the stewards of your investment.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial advisors